Exhibit 99.1

FirstEnergy Corp.	For Release: May 2, 2011
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Ron Seeholzer
(330) 384-5247	(330) 384-5415

FirstEnergy Announces First Quarter 2011 Earnings,
Provides Outlook for 2011 Through 2013

Akron, Ohio – FirstEnergy Corp. (NYSE: FE) today announced earnings for the first quarter of 2011, and provided non-GAAP* earnings guidance of $3.20 to $3.50 per share of common stock for each year from 2011 through 2013.  During each of these years, the company also expects to generate cash from operations in excess of its planned capital spending and common stock dividend payments.

For the first quarter of 2011, basic and diluted earnings were $0.69 per share of common stock on a non-GAAP basis.  These results exclude the impact of special items, primarily related to the recently completed merger with Allegheny Energy, listed below.  This compares to basic and diluted non-GAAP earnings of $0.81 per share in the first quarter of 2010.  On a GAAP basis, first quarter 2011 basic and diluted earnings were $0.15 per share of common stock on net income of $45 million and revenue of $3.6 billion.  First quarter 2010 basic and diluted GAAP earnings were $0.51 per share on net income of $149 million, with revenue of $3.3 billion.

“With the February closing of our merger with Allegheny Energy behind us, we are already making significant progress in realizing its benefits, and we now expect the merger to be accretive to earnings in 2011,” said FirstEnergy President and Chief Executive Officer Anthony J. Alexander.  “Our first quarter results are in line with our expectations for the year.

“We are also pleased to introduce non-GAAP earnings guidance for 2011 through 2013, which reflect anticipated benefits from the merger, the successful execution of our competitive retail strategy, and steady improvement in distribution deliveries as the economy improves,” Alexander said.

Alexander also noted that FirstEnergy will focus on several financial initiatives in the 2011-2013 period, including capturing cash benefits of $1.3 billion from the merger on a pre-tax basis, strengthening the balance sheet, and continuing to apply aggressive financial discipline to spending decisions.

GAAP to Non-GAAP* Reconciliation

	First Quarter
	2011	2010
Basic Earnings Per Share (GAAP)	$0.15	$0.51
Excluding Special Items:
Merger-Related Costs	0.37	0.03
Regulatory Charges	0.04	0.08
Trust Securities Impairment	0.01	0.02
Income Tax Charge–Retiree Drug Change	--	0.04
Non-Core Asset Sales/Impairments	0.06	0.02
Mark-To-Market Adjustments	0.02	0.11
Merger Accounting-Commodity Contracts	0.04	--
Basic Earnings Per Share (Non-GAAP*)	$0.69	$0.81

First quarter 2011 non-GAAP results benefited from the one-month earnings contribution from the Allegheny Energy companies, and higher distribution deliveries.  Results were negatively affected by shares issued in the merger, higher operation and maintenance expenses, reduced capitalized interest, increased general taxes, and lower commodity margin from FirstEnergy Solutions.

Distribution deliveries, excluding Allegheny Energy deliveries, increased 2 percent in the quarter due to the improving economy and colder weather compared to the same period of 2010.  Usage by industrial customers increased 6 percent, primarily driven by higher usage in the steel industry.  Residential sales increased 2 percent, and commercial deliveries decreased slightly.

Commodity margin for FirstEnergy Solutions decreased compared to the first quarter of 2010, as higher competitive generation sales were offset by increases in transmission expense and lower sales of Renewable Energy Credits.

FirstEnergy’s Consolidated Report to the Financial Community – which provides highlights on company developments and financial results for the first quarter of 2011 – is posted on the company’s Investor Information website – www.firstenergycorp.com/ir. To access the report, click on First Quarter 2011 Consolidated Report to the Financial Community

              An in-depth briefing on the company’s strategies, operations and financial outlook will be presented at FirstEnergy’s Analyst Meeting in New York City tomorrow at approximately 8:15 a.m. EDT.  Materials related to the meeting will be posted on the Investor Information website this evening.  A live Internet webcast of the presentation and follow-up question-and-answer session will be available on the site.  The webcast will be archived on the website.

Estimated Earnings Per Share, GAAP to Non-GAAP* Reconciliation

	2011	2012	2013
Basic Earnings Per Share (GAAP)	$2.88 - 3.18	$3.03 - $3.33	$3.07 - $3.37
Excluding Special Items:
Merger-Related Costs	0.35	0.01	0.01
Regulatory Charges	0.05	0.01	0.02
Trust Securities Impairment	0.01	--	--
Non-Core Asset Sales/Impairments	(0.38)	--	--
Mark-To-Market Adjustments	0.02	--	--
Debt Redemption Premiums	0.07	--	--
Merger Accounting-Commodity Contracts	0.20	0.15	0.10
Basic Earnings Per Share (Non-GAAP*)	$3.20 - $3.50	$3.20 - $3.50	$3.20 - $3.50

FirstEnergy is a diversified energy company dedicated to safety, reliability and operational excellence.  Its ten electric distribution companies comprise the nation’s largest investor-owned electric system.  Its diverse generating fleet features non-emitting nuclear, scrubbed baseload coal, natural gas, and pumped-storage hydro and other renewables, and has a total generating capacity of approximately 23,000 megawatts.

(*)  This news release contains non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).   These non-GAAP financial measures are intended to complement, and not considered as an alternative to, the most directly comparable GAAP financial measure.  Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry, the impact of the regulatory process on the pending matters in the various states in which we do business including, but not limited to, matters related to rates, the status of the Potomac-Appalachian Transmission Highline (PATH) project in light of PJM Interconnection, LLC’s efforts to determine whether the need for PATH should be re-evaluated and the related suspension of work on the project, PATH’s rate of recovery at FERC, business and regulatory impacts from American Transmission Systems, Incorporated’s realignment into PJM Interconnection, LLC, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, financial derivative reforms that could increase our liquidity needs and collateral costs, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other costs, operation and maintenance costs being higher than anticipated, other legislative and regulatory changes, and revised environmental requirements, including possible greenhouse gas emission and coal combustion residual regulations, the potential impacts of any laws, rules or regulations that ultimately replace the Clean Air Interstate Rules, the uncertainty of the timing and amounts of the capital expenditures needed to complete, among other things,  the PATH project as a result of its current suspension status, the uncertainty of the timing and amounts of the capital expenditures needed to resolve any New Source Review litigation or other potential similar regulatory initiatives or rulemakings (including that such expenditures could result in our decision to shut down or idle certain generating units), adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight by the Nuclear Regulatory Commission), adverse legal decisions and outcomes related to Metropolitan Edison Company’s and Pennsylvania Electric Company’s transmission service charge appeal at the Commonwealth Court of Pennsylvania, the continuing availability of generating units and their ability to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards and energy efficiency mandates, changes in customers’ demand for power, including but not limited to, changes resulting from the implementation of state and federal energy efficiency mandates, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and the impact of, among other factors, the increased cost of coal and coal transportation on such margins and the ability to experience growth in the distribution business, the changing market conditions that could affect the value of assets held in FirstEnergy’s nuclear decommissioning trusts, pension trusts and other trust funds, and cause FirstEnergy to make additional contributions sooner, or in amounts that are larger than currently anticipated, the ability to access the public securities and other capital and credit markets in accordance with FirstEnergy’s financing plan and the cost of such capital, changes in general economic conditions affecting the company, the state of the capital and credit markets affecting the company, interest rates and any actions taken by credit rating agencies that could negatively affect FirstEnergy’s access to financing or its costs and increase its requirements to post additional collateral to support outstanding commodity positions, letters of credit and other financial guarantees, the continuing uncertainty of the national and regional economy and its impact on the company’s major industrial and commercial customers, issues concerning the soundness of financial institutions and counterparties with which FirstEnergy does business, issues arising from the recently completed merger of FirstEnergy and Allegheny Energy, Inc. and the ongoing coordination of their combined operations, including FirstEnergy’s ability to maintain relationships with customers, employees or suppliers as well as the ability to successfully integrate the businesses and realize cost savings and any other synergies and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect and the risks and other factors discussed from time to time in FirstEnergy’s Securities and Exchange Commission filings, and other similar factors. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

(050211)